Exhibit 3.2

Assignment of General Licensing Agreement



                                   ASSIGNMENT

                                       OF

                           GENERAL LICENSING AGREEMENT
                           ---------------------------



         This ASSIGNMENT OF GENERAL LICENSING AGREEMENT (this "Assignment Agreement") is made by WORLD ENVIRONMENTAL TECHNOLOGIES, INC., a Louisiana corporation ("Licensee") to ECOLOQUIP, INC., a Texas corporation ("Assignee").



                                   WITNESSETH:



         FOR AND IN CONSIDERATION of the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged and confessed by Licensee, Licensee does hereby BARGAIN, SELL, CONVEY, TRANSFER, and ASSIGN to Assignee the rights and license granted by Ecoloquip, Inc. and Dr. Louis Knieper to Licensee under and pursuant to that certain General Licensing Agreement dated September 11, 2002 (the "General Licensing Agreement"), a true and correct copy of which is attached hereto as Exhibit "A" and incorporated herein for all purposes.


         Licensee hereby represents and warrants to Assignee that Licensee has not heretofore assigned, conveyed, pledged or otherwise hypothecated any rights or privileges granted to it under and pursuant to the General Licensing Agreement, that no payments or other obligation have heretofore accrued to Ecoloquip, Inc. and Dr. Louis Knieper pursuant to the General Licensing
Agreement, that the General Licensing Agreement has not been amended or modified, and that the General Licensing Agreement is in full force and effect as of the date of execution of this Assignment Agreement.


         This Assignment Agreement, including, without limitation, all of the representations and warranties made hereunder, shall inure to the benefit of Assignee and its successors, legal representatives and assigns.


            The undersigned officer of Licensee executing this Assignment Agreement of behalf of Licensee represents and warrants to Assignee, that he has been duly authorized by resolution of the board of directors of Licensee to execute and deliver this Assignment Agreement of behalf of License.


         This Assignment Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any of its conflict of laws provisions which might otherwise confer the laws of another jurisdiction.



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            EXECUTED as of the date of the acknowledgment hereinbelow, but effective as of September 12, 2002.



WORLD ENVIRONMENTAL TECHNOLOGIES, INC.





By:________________________

Mike Richardson,

President



STATE OF ___________  )(

                      )(

COUNTY OF __________  )(



         This instrument was acknowledged before me on the ______ day of __________________, 2002, by Mike Richardson, as President of WORLD ENVIRONMENTAL TECHNOLOGIES, INC., a Texas corporation , on behalf of said corporation.



_______________________________
Notary Public, State of Texas



_______________________________
Typed of Printed Name

My Commission Expires:__________





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